Exhibit 10.48

AMENDMENT TWO TO EMPLOYMENT AGREEMENT

This AMENDMENT TWO TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into between Post Holding, Inc., a Missouri corporation, (“Post”) and William P. Stiritz (the “Executive”) dated as of October 9, 2014 (the “Effective Date”).

RECITALS

A.    Post and Executive previously entered into an Employment Agreement dated May 29, 2012, as amended by that Amendment One to Employment Agreement dated October 15, 2013 (together, “Employment Agreement”).

B.    Post and Executive desire to amend the Employment Agreement in certain respects pursuant to Section 8 of the Employment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals, covenants and agreements contained herein, the parties agree to the provisions set forth below.

1.     Section 1 of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

1.    Employment Term. Subject to the remaining provisions of this Agreement, Executive shall continue employment with Post until October 9, 2017 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. Notwithstanding the preceding sentence, commencing on October 9, 2017 and on each October 9 thereafter (each, an “Extension Date”), the Employment Term shall be automatically extended for an additional one year period, unless Post or Executive provides the other party hereto at least sixty (60) days’ prior written notice before the relevant Extension Date that the Employment Term shall not be so extended. For the avoidance of doubt, the term “Employment Term” shall include any extension that becomes applicable pursuant to the preceding sentence.

2.     Section 3(a) of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a)    Position. Executive shall serve as the Executive Chairman of Post. Subject to the oversight and direction of the Board of Post, Executive shall (i) be actively engaged in, and have responsibility for, the overall leadership and strategic direction of the Company, working with the Board and the Chief Executive Officer, (ii) provide the Board and the executive management team with advice on the financial performance of the Company, and (iii) coordinate the activities of the Board. Executive shall report exclusively and directly to the Board of Post. During the Employment Term, the Company will cause the Board of Directors of the Company (the “Board”) to nominate Executive for re-election to the Board when his term as director expires.

3.     Except as specifically amended herein, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray
Title:	SVP, General Counsel and Secretary

EXECUTIVE

/s/ William P. Stiritz
William P. Stiritz